Exhibit 99.B(d)(59)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20, 2013, June 25, 2014,

September 16, 2014 and December 9, 2014

SEI INSTITUTIONAL INVESTMENTS TRUST

Ultra Short Duration Bond Fund
Long Duration Corporate Bond Fund

Limited Duration Bond Fund

Intermediate Duration Credit Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20, 2013, June 25, 2014,
September 16, 2014 and December 9, 2014

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation	Logan Circle Partners, L.P.

By:	By:

/s/ William T. Lawrence	/s/ William C. Gadsden

Name:	Name:

William T. Lawrence	William C. Gadsden

Title:	Title:

Vice President	COO